UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: April 25, 2014
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2014, The York Water Company ("we" or "us") entered into a loan agreement, which is described in Item 2.03 of this report and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 25, 2014, the Pennsylvania Economic Development Financing Authority, or PEDFA, issued $14,880,000 aggregate principal amount of PEDFA Exempt Facilities Revenue Refunding Bonds, Series 2014 for our benefit pursuant to the terms of a Trust Indenture, entered into on April 25, 2014 and dated as of April 1, 2014, between PEDFA and Manufacturers and Traders Trust Company, as Trustee ("indenture").  PEDFA then loaned the proceeds of the offering of the bonds to us pursuant to a Loan Agreement, entered into on April 25, 2014 and dated as of April 1, 2014, between us and PEDFA. The loan agreement provides for a $14,880,000 loan with a maturity date of November 1, 2038.  Amounts outstanding under the loan agreement are our direct general obligations. The proceeds of the loan were used to redeem the 6.00% PEDFA Exempt Facilities Revenue Refunding Bonds, Series 2008B.

Under the terms of the loan agreement, we agreed to repay the loan by periodically depositing in the Trustee's debt service fund all amounts sufficient to pay the principal of, and premium, if any, and interest on the bonds as they become due and payable, and to pay certain of the administrative expenses of PEDFA and the Trustee in connection with the bond issuance.  The bonds, and therefore our loan under the loan agreement, will bear interest at a rate of 4.50% annually.

The agreement further provides that, in the event we fail to make any of the payments required under the loan agreement, the item or installment so in default will continue as an obligation until the amount in default has been fully paid, and we will pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due as provided in the indenture.  In addition, if, subsequent to a date on which we are obligated to make payments, losses are incurred in respect of any investments, or any other event has occurred causing the money in the Trustee's debt service fund, together with any other money then held by the Trustee and available for the purpose, to be less than the amount sufficient at the time of such occurrence or other event to pay all debt service due and payable or to become due and payable on the bonds, the Trustee will notify us of such fact and thereafter we will pay to the Trustee for deposit in its debt service fund the amount of any such deficiency.  Furthermore, the loan agreement provides that, in the event payment of the principal of and the interest on the bonds is accelerated upon the occurrence of an event of default under the indenture, all amounts payable under the loan agreement for the remainder of the term will become immediately due and payable.

Pursuant to the indenture and the loan agreement, the bonds are subject to redemption by PEDFA, upon our written request, on or after May 1, 2019, in whole or in part at any time, in certain authorized denominations, at a redemption price of 100% of the principal amount redeemed plus accrued interest, if any, to the redemption date.  Such redemption by PEDFA will be to the full extent of funds either made available for such purpose by us or already on deposit in the Trustee's debt service fund.  The bonds are also subject to redemption by PEDFA at the request of the representative of a deceased bondholder, at a redemption price of 100% of the principal amount redeemed plus accrued interest to the redemption date.  This redemption obligation is subject to certain limitations, including that the principal amount required to be redeemed in any twelve-month period will not exceed $25,000 per individual bondholder or $300,000 in the aggregate.  In addition, if interest paid to bondholders pursuant to the indenture becomes taxable to them, the indenture may require PEDFA to redeem the bonds.  If redemption of the bonds is required pursuant to the provisions of the indenture, the loan agreement provides that we are to promptly make payments sufficient to pay the principal of, premium, if any, and interest on the bonds due on such redemption date.

The loan agreement contains certain covenants and provisions that affect us, including, without limitation, covenants and provisions that:

•	restrict our ability to create or incur indebtedness (subject to enumerated exceptions);
•	restrict our ability to create or incur certain liens on our property (subject to enumerated exceptions); and
•
in certain limited circumstances, restrict our ability to declare or pay any dividends on any shares of our capital stock, purchase or redeem any shares of our capital stock or make any other payment or distribution in respect of our capital stock (subject to enumerated exceptions).

A copy of the Loan Agreement is filed as Exhibit 10.1 to this report. A copy of the Trust Indenture relating to the Series 2014 Bonds is filed as Exhibit 10.2 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
10.1	Loan Agreement between Pennsylvania Economic Development Financing Authority and The York Water Company, entered into April 25, 2014 and dated as of April 1, 2014.
10.2	Trust Indenture between Pennsylvania Economic Development Financing Authority and Manufacturers and Traders Trust Company, entered into April 25, 2014 and dated as of April 1, 2014.

 THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/Kathleen M. Miller
Date: April 28, 2014	Kathleen M. Miller
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document
10.1	Loan Agreement between Pennsylvania Economic Development Financing Authority and The York Water Company, entered into April 25, 2014 and dated as of April 1, 2014.
10.2	Trust Indenture between Pennsylvania Economic Development Financing Authority and Manufacturers and Traders Trust Company, entered into April 25, 2014 and dated as of April 1, 2014.